Exhibit 99.1
News Release

For Further Information:

Investor Relations                    Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com
Media Relations                        Jennifer Love, 816.854.4448, jennifer.love@hrblock.com
NYSE: HRB

H&R Block Initiating Search for New CFO

For Immediate Release, April 12, 2010

KANSAS CITY, Mo. – H&R Block today reported that the company is initiating a search for a new chief financial officer (CFO).  Current CFO Becky Shulman will be leaving the company on April 30, 2010.  Jeff Brown, corporate controller, will then assume the role of interim CFO until a replacement can be found.

Since joining the company in 2001, Shulman has been instrumental in building H&R Block’s strong financial position, particularly in the last few years as CFO.  “I want to thank Becky for the critical role she has played during a time of significant transition. Our company is in a very strong financial position today, in large part due to Becky’s leadership.  She will be missed,” said Russ Smyth, H&R Block’s president and chief executive officer.

H&R Block has retained Crist|Kolder Associates to lead the search.

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About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955. In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.